UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 15, 2006

Answerthink, Inc.

(Exact name of registrant as specified in its charter)

FLORIDA	0-24343	65-0750100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Brickell Bay Drive, Suite 3000 Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

(305) 375-8005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Answerthink, Inc. (the “Company”) today announced that it received a letter, as expected, from the staff of The Nasdaq Stock Market (“Nasdaq”) indicating that, as a result of the Company’s failure to file with the Securities and Exchange Commission (the “SEC”) its Quarterly Report on Form 10-Q for the quarter ended September 29, 2006, the Company is not in compliance with Nasdaq requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14). Nasdaq Marketplace Rule 4310(c)(14) requires that listed companies provide Nasdaq, on a timely basis, with all filings required by the SEC. Nasdaq rules permit companies that have received a delisting notification to request a hearing with a Nasdaq Listing Qualifications Panel to appeal the staff’s determination to delist its stock, and the Company intends to request a hearing to appeal that determination. Until a written notification of the Panel’s decision and/or the expiration of any exception period granted by the Panel, the Company’s common stock will continue to be traded on Nasdaq. While the Company is working diligently to complete the review discussed below and to file the Quarterly Report on Form 10-Q, there can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company’s request for an exception that would allow the continued listing of the Company’s common stock on Nasdaq until the Company files its Quarterly Report on Form 10-Q for the quarter ended September 29, 2006 with the SEC.

As previously reported, on or about October 26, 2006, the Company learned of a misappropriation by its former UK disbursement agent which relates to funds earmarked for payroll taxes due to the United Kingdom Inland Revenue. The disbursement agent had been utilized by the Company from early 2003 to January 2006 to make payroll, payroll tax and vendor disbursements in the United Kingdom.

After further investigation, the agent has admitted to the misappropriation of the funds. A suit was commenced against the agent in the United Kingdom on October 27, 2006, and certain assets of the former agent have been frozen. The former disbursement agent has offered to pledge, as security, assets equal to a significant portion of the Company’s claim. The Company cannot predict the outcome of this suit or whether its efforts to recover the misappropriated funds will be successful, notwithstanding the offer to pledge these assets.

The Company estimates the total payroll taxes that should have been paid to the UK Inland Revenue and which were remitted to the disbursement agent for payment for the period in question to be approximately $2 million. There can be no assurance that the Company’s actual exposure is limited to these matters or the actual exposure for these tax matters will not increase materially from the estimate provided above or that these amounts will not need to be recorded in prior periods, namely 2003, 2004 and 2005.

The Company has commenced an internal review to assure that the full extent of the misappropriation is confirmed. The Audit Committee is also conducting its own review of this matter, with the assistance of outside professionals.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSWERTHINK, INC.

Date: November 20, 2006	By:	/s/ Grant Fitzwilliam
Grant Fitzwilliam Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Answerthink Inc., dated November 20, 2006.